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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

   BLEE                              Robert                  A.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
   c/o ACE Limited
   The ACE Building, 30 Woodbourne Avenue
-------------------------------------------------------------------------------
                                    (Street)

   Hamilton                           HM 08               BERMUDA
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

   May 7, 1999
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

   ACE Limited (NYSE: ACL)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                    Chief Accounting Officer
           -------------------------------------------------
_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


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Ordinary Shares                           6,192(1)                      D
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===================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (2)        11/12/2008     Ordinary Shares        15,000         $29.63          D
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (3)        11/12/2007     Ordinary Shares        15,000         $30.00          D
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (4)        11/14/2006     Ordinary Shares        12,000         $19.50          D
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (5)        11/17/2005     Ordinary Shares        10,500         $11.875         D
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (6)        11/18/2004     Ordinary Shares        10,500         $7.6667         D
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire        (7)        11/18/2003     Ordinary Shares         4,500         $10.00          D
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:
(1) Of these ordinary shares, 4,000 are shares of restricted stock, of which 1,666 will vest on 11/12/1999, 1,667 on 11/12/2000 and 667 on 11/12/2001.
(2) Option vesting schedule: 1/3 on 11/12/1999, 1/3 on 11/12/2000 and 1/3 on 11/12/2001.
(3) Option vesting schedule: 1/3 on 11/12/1998, 1/3 on 11/12/1999 and 1/3 on 11/12/2000.
(4) Option vesting schedule: 1/3 on 11/14/1997, 1/3 on 11/14/1998 and 1/3 on 11/14/1999.
(5) Option vesting schedule: 1/2 on 11/17/1998 and 1/2 on 11/17/1999.
(6) Option vesting schedule: 1/2 on 11/18/1997 and 1/2 on 11/18/1998.
(7) Option vesting schedule: 1/2 on 11/18/1996 and 1/2 on 11/18/1997.

Signed for Robert A. Blee pursuant to a power of attorney on file with the Securities and Exchange Commission.


  /s/ Peter Mear                                           16th August 1999
---------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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